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                                                                      EXHIBIT 11

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

                        EARNINGS PER SHARE CALCULATIONS
    FOR THE SIX MONTH AND THREE MONTH PERIODS ENDED JUNE 30, 1997 AND 1996

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                                                                 Six Months Ended            Three Months Ended
                                                                     June 30,                    June 30,
                                                            -------------------------    -------------------------
                                                               1997          1996           1997          1996
                                                            -----------   -----------    -----------   -----------
Primary Earnings Per Common and Equivalent Share:
   Income from continuing operations                        $ 8,076,000   $ 2,769,000    $ 4,774,000   $ 2,198,000
   Income (loss) from discontinued operations                   108,000        15,000       (107,000)       13,000
                                                            -----------   -----------    -----------   -----------
   Net income                                               $ 8,184,000   $ 2,784,000    $ 4,667,000   $ 2,211,000
                                                            ===========   ===========    ===========   ===========
   Common and equivalent shares:
     Average shares outstanding                              29,459,810    30,060,281     29,397,157    30,060,281
     Equivalent shares                                          227,085         4,953        261,562         9,429
                                                            -----------   -----------    -----------   -----------
        Total                                                29,686,895    30,065,234     29,658,719    30,069,710
                                                            ===========   ===========    ===========   ===========
Primary Earnings Per Share:
   Income from continuing operations                        $      0.28   $      0.09    $      0.16   $      0.07
   Income (loss) from discontinued operations                         -             -              -             -
                                                            -----------   -----------    -----------   -----------
   Primary Earnings Per Share                               $      0.28   $      0.09    $      0.16   $      0.07
                                                            ===========   ===========    ===========   ===========
Fully Diluted Earnings Per Common and Equivalent Shares:

   Common and equivalent shares:
      Average shares outstanding                             29,459,810    30,060,281     29,397,157    30,060,281
      Equivalent shares                                         346,525        18,448        335,159        24,919
                                                            -----------   -----------    -----------   -----------
        Total                                                29,806,335    30,078,729     29,732,316    30,085,200
                                                            ===========   ===========    ===========   ===========

Fully Diluted Earnings Per Share:
   Income from continuing operations                        $      0.27   $      0.09    $      0.16   $      0.07
   Income (loss) from discontinued operations                         -             -              -             -
                                                            -----------   -----------    -----------   -----------
   Fully Diluted Earnings Per Share                         $      0.27   $      0.09    $      0.16   $      0.07
                                                            ===========   ===========    ===========   ===========
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